Exhibit 10.1

March 7, 2022

William Lis

Delivered via email

Re:	Service Agreement - Chairperson of the Board and Consulting Services

Dear Bill:

On behalf of Jasper Therapeutics, Inc., a Delaware corporation (the “Company”), I am pleased to present an offer on the following terms regarding your continued service to the Company as Chairperson of the Company’s Board of Directors (the “Board”) and following your termination of service on the Board, as a consultant to the Company. This letter sets forth the terms of the agreement regarding such service (the “Agreement”).

1. Board Service. Following your termination of employment with the Company effective as of March 15, 2022 (the “Effective Date”), you will continue to serve as the Chairperson of the Board for an initial period of twelve (12) months following the Effective Date, which initial term may be extended upon mutual consent of you and the Company, or until your earlier resignation or removal as provided in this Agreement. As Chairperson of the Board, you shall perform and have the responsibilities, duties, status and authority customary for such position in an organization of the size and nature of the Company, subject to the corporate policies of the Company as in effect from time to time (including, without limitation, the Company’s business conduct and ethics policies, as they may be amended from time to time). In this position, you shall continue to serve on the Board and during the term of your service as Chairperson of the Board pursuant to this Agreement, the Company shall recommend that its stockholders vote to maintain your position as a member of the Board at each applicable meeting of its stockholders.

2. Consulting Services. Following the date on which your Board service pursuant to Section 1 terminates (other than due to your resignation, death, or a termination for Cause (as defined below)), you will provide consulting services to the Company for the Consulting Term, or until your earlier termination as provided in this Agreement (the “Consulting Period”). For purposes of the foregoing, the “Consulting Term” is the period commencing on the termination of your Board service and ending on the later to occur of (i) the 12 month anniversary of the termination of your Board Service, or (ii) March 15, 2024. Your consulting services to the Company shall include, among other things, providing strategic advice regarding the Company’s business and operations, facilitating introductions to potential strategic partners and investors, attending meetings with the Company’s management, any other services as are reasonably requested by the Board that are within your field of knowledge and expertise, and such other services as may be mutually determined by you and the Board. During the Consulting Period, you shall provide the Company with consulting services upon request for approximately 5 hours per week.

3. Compensation and Benefits.

(a) Cash Compensation – Board Service. During the period of your service as Chairperson of the Board pursuant to Section 1, the Company will pay you an annual fee of $250,000. The fee shall be paid in equal monthly installments, payable at the end of each month, prorated for any partial months of service.

(b) Cash Compensation – Consulting Service. During the Consulting Period, the Company will pay you a monthly fee of $12,250, which shall be payable at the end of each month, prorated for any partial months of service.

(c) Equity Compensation. Pursuant to the Jasper Therapeutics, Inc. 2021 Equity Incentive Plan (as may be amended or restated from time to time, the “Plan”) and subject to the approval of the Board (or the Compensation Committee thereof), you will be granted a new option to purchase 100,000 shares of the Company’s common stock (the “Option”) as soon as practicable following the Effective Date. The Option will have an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant and the shares subject to the Option will vest in twelve (12) substantially equal monthly installments commencing on the Effective Date (with the first vesting date occurring on the first monthly anniversary of the Effective Date), subject to your continued service with the Company through the applicable vesting date. The Option will otherwise be subject to the terms and conditions of the Plan and the Company’s standard form of option agreement.

(d) COBRA. Provided that you timely elect continued coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) for yourself and your covered dependents under the Company’s group health plans following your termination of employment with the Company, the Company shall reimburse you for the COBRA premiums you pay to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of the following: (i) the close of the eighteen (18) month period following the termination of your employment with the Company; (ii) the expiration of your eligibility for the continuation coverage under COBRA; or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment (such period from the termination date through the earliest of (i) through (iii), the “COBRA Payment Period”). Following the end of the COBRA Payment Period, and if you are eligible to continue coverage for yourself and your covered dependents under Cal-COBRA, the Company shall reimburse you for the Cal-COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of the following: (x) the close of the eighteen (18) month period following the end of the COBRA Payment Period; (y) the expiration of your eligibility for the continuation coverage under Cal-COBRA; or (z) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment.

(e) Effect of Termination. Notwithstanding the foregoing clauses (a) and (c) to the contrary, in the event of the termination of your service for any reason other than by (i) you due to voluntary resignation, or (ii) the Company for Cause, then (x) you will continue to be paid the amounts under clause (a) as if your service never had terminated through the end of the then applicable term, but minus amounts payable under clause (b) for any particular month, and (y) immediately prior to such termination the Option shall vest in full.

4. Termination. Prior to the expiration of the term as set forth in Sections 1 and 2 above, you may terminate this Agreement at any time by giving written notice of termination to the Company, which termination shall be effective no less than thirty (30) days following delivery of such notice and the Company may terminate this Agreement for Cause at any time by giving written notice of termination to you, which termination shall be effective immediately (or thirty (30) days following delivery of such notice if you have an opportunity to cure the Cause condition). Upon termination of your service, you will receive your accrued but unpaid fees through your last day of service and except for your rights with respect to COBRA and Cal-COBRA, if applicable, as set forth in Section 3(d), you will not be entitled to any other form of compensation from the Company, including any severance benefits.

For purposes of this Agreement, “Cause” means that you (i) have engaged in willful misconduct or been grossly negligent in connection with the performance of services to the Company or one of its Affiliates (as defined below); (ii) have refused to perform stated or assigned, lawful duties; (iii) have been dishonest or committed or engaged in an act of theft, embezzlement or fraud with respect to the Company or any of its Affiliates; (iv) have willfully violated any duty (including, without limitation, a fiduciary duty), law, regulation or rule applicable to the Company or any of its Affiliates or have been convicted of, or pled guilty or nolo contendere to, any misdemeanor involving moral turpitude or any felony; (v) have willfully violated any policy of the Company or any of its Affiliates; or (vi) have materially breached any written agreement with the Company or any of its Affiliates, which such breach, if capable of cure, is not cured within thirty (30) days of written notice of the breach from the Company. The determination as to whether you are being terminated for Cause shall be made in good faith by the Company and shall be final and binding.

For purposes of this Agreement, “Affiliate” means, with respect to the Company, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. For purposes of this definition, “control,” when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

5. Independent Contractor; Taxes. During the term of the Agreement, you will perform services as an independent contractor and not as an employee of the Company and you will not be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs (other than pursuant to COBRA or Cal-COBRA, as described above). The compensation provided to you pursuant to this Agreement will not be subject to withholding by the Company for the payment of any taxes and the Company will report amounts paid to you on a Form 1099. You understand and agree that the Company is in no way responsible for any income and/or other tax obligations owed by you in connection with this Agreement which may arise as a consequence of any payment or benefits provided pursuant to this Agreement, and you agree that the Company and its Affiliates have no duty to try to prevent any adverse determination made as to the tax treatment of any such payments or benefits.

6. Indemnification. You will receive indemnification as a director of the Company to the maximum extent extended to directors of the Company generally, as provided by the Company’s Certificate of Incorporation and Bylaws, each as amended from time to time, pursuant to your September 24, 2021 Indemnification Agreement, and as set forth in any director and officer insurance policy the Company may have and maintain from time to time.

7. Confidentiality. Contemporaneously with the execution of this Agreement, you agree to execute the Company’s form proprietary information and inventions assignment agreement for independent contractors, and you agree to continue to abide by the form of proprietary information and inventions assignment agreement for employees that you previously executed.

8. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by facsimile transmission or electronic mail, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

9. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable such provision will be reformed, construed and enforced to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

10. Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to your service as Chairperson of the Board and as a consultant to the Company, and supersedes any prior agreement, promise, representation or statement written between you and the Company with regard to this subject matter. It is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by the party or parties affected by such modification or amendment. For the avoidance of doubt, on the Effective Date you no longer shall be a participant in the Company’s Employee Severance Plan for Vice Presidents and Executive Committee Members (the “Severance Plan”) and your participation agreement under the Severance Plan shall be terminated automatically in its entirety and of no further force or effect.

11. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your rights or duties hereunder without the written consent of the Company.

12. Governing Law. This Agreement will be governed by the law of the State of California as applied to contracts made and performed entirely within California.

13. Section 409A Compliance. This Agreement is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”) and will be interpreted and construed consistent with that intent. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of your employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment will be paid (or provided) in accordance with the following:

●	if you are a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, on the date of your separation from service, then no such payment payable as a result of the separation from service shall be made or commence during the period beginning on the date of termination and ending on the date that is six (6) months following the date of separation or, if earlier, on the date of your death. The amount of any payment that would otherwise be paid to you during this period will instead be paid on the fifteenth (15th) day of the first calendar month following the end of the period; and

●	payments with respect to reimbursements of expenses, business club memberships, financial planning expenses, relocation expenses or legal fees shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

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We are all delighted to be able to extend you this offer and look forward to your continued service with the Company. To indicate your acceptance of this offer, please sign and date this Agreement below.

Sincerely,

JASPER THERAPEUTICS, INC.

Signed:	/s/ Anna French
Name:	Anna French
Title:	Chairperson, Board Compensation Committee
Address:	2200 Bridge Pkwy Suite #102, Redwood City, CA 94065
Email Address: […***…]

ACCEPTED AND AGREED:

/s/ William Lis
William Lis

Address: […***…]
Email Address: […***…]
Date:	March 7, 2022

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